WESCO INTERNATIONAL

John J. Engel
Chairman, President and
Chief Executive Officer

November 13, 2015

Mr. Robert Minicozzi

Robert:

I am pleased to extend this offer to have you join WESCO as Vice President and Chief Information Officer, reporting to me. Compensation arrangements and other terms are outlined in the attached Term Sheet. This offer is contingent upon successful completion of all of our standard background checks and drug screening. The cover letter and attachment should be signed and returned to Kim Windrow.

As you know, WESCO is a public company and leading distributor of electrical construction products, industrial MRO supplies and integrated supply services. Even though our business is concentrated in North America, we have operations in Europe, Africa, Asia, and Australia and sell and deliver products throughout the world. In this significant leadership role, you will be joining an outstanding team of professionals dedicated to delivering the highest levels of service possible to our customers.

I look forward to you joining the WESCO team and to the role you will play in the continued profitable growth and value-creation of WESCO.

With best regards,

John Engel

Signature

Attachments

Title & Reporting Level	Vice President and Chief Information Officer, reporting to John Engel, Chairman, CEO & President
Location	Pittsburgh, PA – Relocation will be provided per WESCO's relocation policy. Temporary housing will be provided for up to six months. Twice monthly trips back to Denver during that six months will be eligible for reimbursement.
Start Date	January 4, 2016
Base Salary	$325,000 annual rate paid semi-monthly
Annual Cash Bonus	Your target bonus will be 50% of base salary and the payout opportunity will be zero to 100% of base salary, based on the achievement of a combination of financial and personal performance objectives.
Automobile Allowance	You will be eligible to receive an automobile allowance comparable to other executives at your level, currently $750 per month.
Equity Awards	You will receive a one-time RSU grant of $150,000 on your date of hire, which will fully vest 3 years after the grant date. You will be eligible to receive Stock Appreciation Rights (SARs), equal to the number of WESCO shares purchased for long-term investment purchased within the first twelve months of employment, up to 1X your base salary, contingent upon approval from the Compensation Committee of the Board of Directors. Strike price will be set at the closing price at the date of purchase on the open market in one or more transactions, not to exceed three trading days. Purchases of shares must comply with the Company's insider trading policy. Shares will vest ratably over three years. You will be eligible for an equity award in February 2016 that will be comprised of Restricted Stock Units (RSUs), Performance Share Units (PSUs) and Stock Appreciation Rights (SARs), subject to final approval by the Compensation Committee of the Board of Directors. Future awards are based on performance and award guidelines established periodically by the Compensation Committee of the Board of Directors. It is expected that you achieve and maintain an ownership position in WESCO stock equal to 1x your base salary within five years of your date of employment.
Sign-on Bonus	You will receive a one-time cash payment in the amount of $200,000 to be paid no later than March 31, 2015. The bonus must be repaid to WESCO should you voluntarily terminate your employment prior to December 31, 2017.
Severance	In the event of the termination of your employment by WESCO without cause, or by you for good reason, you will be entitled to receive severance payments equal

	to one year's base salary, plus vesting for those stock appreciation rights with time based vesting periods granted in accordance with your purchase of WESCO stock. Any and all vested stock appreciation rights will remain exercisable for a period of 60 days following the date of termination. The severance payments and benefits will be in lieu of any severance or similar benefits that may otherwise be payable under any other agreement, plan, program or policy of WESCO, and the payment of severance payments will be conditioned on your execution of a release with terms and provisions as determined by the Compensation Committee and as are substantially consistent with past practices at WESCO. In the event of the termination of your employment as a result of death or disability you will be entitled to receive your base salary and all welfare benefits through the date of death or disability. No severance will be paid other than payment of your base salary through the date of termination for termination for cause. Termination for cause shall mean termination within 30 days after we give you notice that we believe we have cause to terminate you for: a) Engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to WESCO, its customers, employees, suppliers, or shareholders; b) Your inability to meet the expectations of your job responsibilities or failure to timely and adequately perform your duties; c) Material breach of any manual or written policy, code or procedure of WESCO; or d) Failure to establish permanent residence in the Pittsburgh area within the first twelve months of employment. If such termination is with good reason, you shall give WESCO written notice, which shall identify with reasonable specificity the grounds for your resignation and provide WESCO with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination shall not be for good reason if such notice is given by you to WESCO more than sixty (60) days after the occurrence of the event that you allege is good reason for your termination hereunder. For purposes of this Agreement, "good reason" shall mean any of the following to which you shall not consent in writing: a) A reduction in your base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team; b) A relocation of your primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without your consent; or

	c) Any material reduction in your offices, titles, authority, duties or responsibilities without your consent. Termination by you for purposes of accepting employment with another organization or in another location shall not be considered Good Reason.
Non-Compete, Non-Solicitation, Non-Disparagement and Confidentiality	Non-Competition, Non-Solicitation and Non-Disparagement During your employment and for a period of one year thereafter: a) You shall not directly or indirectly call upon, contact or solicit any customer or prospective customer of WESCO or its subsidiaries (1) with whom you dealt directly or indirectly or for which you had responsibility while employed by WESCO, or (2) about whom you acquired confidential information during your employment with WESCO, for the purpose of offering, selling or providing products or services that are competitive with those then offered by WESCO or its subsidiaries. You shall not solicit or divert, or attempt to solicit or divert, either directly or indirectly, any opportunity or business of WESCO or its subsidiaries to any competitor. b) You shall not, to the detriment of WESCO or its subsidiaries, directly or indirectly, as an owner, partner, employee, agent, consultant, advisor, servant or contractor, engage in or facilitate or support others to engage in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, or any other business that is in competition with any of the business activities of WESCO or its subsidiaries in which you were engaged during your employment and in which WESCO or its subsidiaries were engaged prior to the termination of your employment. b) This provision shall not prevent you from owning less than 1% of a publicly-owned entity or less than 3% of a private equity fund. c) You shall not, directly or indirectly, solicit the employment of or hire as an employee or consultant or agent (1) any employee of WESCO or its subsidiaries or (2) any former employee of WESCO or its subsidiaries whose employment ceased within 180 days prior to the date of such solicitation or hiring. d) You shall not disparage, malign, or otherwise say or do anything which could adversely affect the reputation and standing of WESCO. Confidentiality. "Confidential Information" means information regarding the business or operations of WESCO or its subsidiaries, both oral and written, including, but not limited to, documents and WESCO or subsidiary information contained in such documents; drawings; designs; plans; specifications; instructions; data; manuals; electronic media such as computer disks, computer

Non-Compete, Non-Solicitation, Non-Disparagement and Confidentiality *(continued)*	programs, and data stored electronically; security code numbers; financial, marketing and strategic information; product pricing and customer information, that WESCO or its subsidiaries disclose to you or you otherwise learn or ascertain in any manner as a result of, or in relation to, your employment by WESCO. Other than as required by applicable law, you agree: (1) to use Confidential Information only for the purposes required or appropriate for your employment with WESCO; (2) not to disclose to anyone Confidential Information without WESCO's prior written approval; and (3) not to allow anyone's use or access to Confidential Information, other than as required or appropriate for your employment with WESCO. The foregoing shall not apply to information that is in the public domain, provided that you were not responsible, directly or indirectly, for such information entering into public domain without WESCO's approval. You agree to return to WESCO all Confidential Information in your possession upon termination of your employment or at any time requested by WESCO. If any of the foregoing provisions shall be invalid or unenforceable to any extent, the remaining provisions shall not be affected, and each remaining provision shall be enforceable to the fullest extent permitted by law. If any provision is so broad as to be unenforceable, then such provision shall be interpreted to be only as broad as is enforceable. The non-compete, non-solicitation, non-disparagement and confidentiality covenants of this section shall be in addition to, and shall not be deemed to supersede, any other similar covenants between you and WESCO.
Health, Welfare, and Other Benefit Programs	Eligible to participate in all corporate benefit programs in accordance with standard policies and procedures. Eligible for 20 Paid Time Off (PTO) days annually.
Employment Policy	In accordance with Company practices, neither this letter, nor any benefit program or employment policy is to be considered an employment contract. Your employment and compensation are at the will of WESCO Distribution, Inc. and can be terminated, with or without cause and with or without notice, at any time, by either you or the Company.
Approval	All terms and conditions as described above are subject to review, modification, and approval of WESCO's Compensation Committee or Board of Directors.

Accepted on ~~November~~ ______, 2015
December 4, 2015 RM

Signature